                               OFFICE LEASE AGREEMENT

                                      Between

                                COLLEGE STREET, LLC

                                    as Landlord

                                        and

                                   MAGNETEK, INC.

                                     as Tenant

                                 MAGNETEK BUILDING

                               NASHVILLE, TENNESSEE

                          OFFICE BUILDING LEASE AGREEMENT

1.   LEASE DATE.
     March 2, 1998

2.   LANDLORD.
     College Street, LLC

3.   NOTICE ADDRESS OF LANDLORD.

4. Post Office Box 22149 [zip code 37202] (if delivered by mail) 300 Broadway [zip code 37201] (if personally delivered or delivered by overnight delivery service or telegram) Nashville, Tennessee

     Attention:  Bert Mathews           Telephone:     (615) 244-2130
                                        Facsimile:     (615) 244-2957

5.   TENANT.
     MagneTek, Inc.

6.   NOTICE ADDRESS OF TENANT.
     26 Century Blvd.
     Nashville, Tennessee 37214

     Attention:  Mr. Dennis Hatfield    Telephone:     (615) 316-5226
                                        Facsimile:     (615) 316-5178

7.   TENANT'S CONTACT PERSON.
     Mr. Dennis Hatfield

8.   BUILDING.
     Eleven (11) story office building known as The MagneTek Building located on the Land at 211 Commerce Street, Nashville, Davidson County, Tennessee 37201 to be constructed by Landlord.

9.   PREMISES USABLE AREA.
     Suite 1100 in the Building, as more particularly described on EXHIBIT B attached hereto and Incorporated herein by reference.

10.  PREMISES RENTABLE AREA.
     87,643 square feet located on the following floor(s) in the Building and a pro rata portion of the Common Area of such Floors and the Building:

     Floors 8-11    (87,643 square feet)

11.  PREMISES USABLE AREA.
     78,633 square feet located on the following floor(s) in the Building:

     Floors 8-11    (78,633 square feet)

12.  BUILDING NET RENTABLE AREA.
     225,276 square feet

13.  LEASE TERM.
     Fifteen (15) years, beginning on the Commencement Date. Provided, however, if the Commencement Date is any day other than the first day of a calendar month, the Lease Term, shall be extended automatically until midnight on the last day of the calendar month in which the Lease Term otherwise would expire. The term "Lease Year" shall mean a period commencing with the Commencement Date and ending twelve (12) months thereafter.

14.  RENEWAL TERM(S).
     Two (2) consecutive options.  Tenant must give Landlord Three Hundred
     Sixty (360) days notice of its exercise of its option to renew.
     Tenant cannot exercise either option if an uncured default by Tenant exists, or if the Lease is not in full force and effect at the time.
     OPTION ONE - five (5) year term, rent adjusted as set forth in Paragraph 30 of the Lease. Refurbishment allowance is provided for in Paragraph 30 of the Lease.
     OPTION TWO - five (5) year term, rent adjusted as set forth in Paragraph 30 of the Lease.

15.  OCCUPANCY DATE.
     Not later than September 1, 2000, but as soon after August 1, 2000 as possible.

16.  COMMENCEMENT DATE.
     September 1, 2000

17.  Basic Rent. *.

     ANNUAL RATE         MONTHLY RATE        RATE/RSF
     -----------         ------------        --------
     $1,533,752.50       $127,812.71         $17.50

     / / *Base Rent shall be subject to adjustment in accordance with Exhibit D.

18.  ADJUSTMENT DATE.
     March 1, 2002, and each March 1 thereafter during the Lease Term.

19.  OPERATING COST EXPENSE STOP.
     Base Year of 2001.

20.  ADVANCE BASE RENTAL PAYMENT.
     None - Dollars ($_____________)

21.  SECURITY DEPOSIT.
     None - Dollars ($_____________)

22.  TENANT'S PROPORTIONATE SHARE.
     Premises Rentable Area DIVIDED BY Building Rentable Area = 38.9%

23.  TENANT IMPROVEMENTS ALLOWANCE.
     One Million Seven Hundred Thirty Thousand Five Hundred Eighty-Six and NO/100ths Dollars ($1,730,586.00) ($22.00 per usable square foot) plus an additional Two Hundred Twenty Thousand and NO/100ths Dollars
     ($220,000.00).

24.  PRELIMINARY TENANT PLANS AND SPECIFICATIONS.
     Preliminary plans to be provided to Landlord by June 1, 1999.

     The foregoing summary (the "Lease Summary") is hereby incorporated into and made a part of the Lease Agreement. In the event, however, of a conflict between the terms of the Lease Summary and the terms of the Lease Agreement, the latter shall control.

     Initial:  _______ (For Landlord)

     Initial:  _______ (For Tenant)

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
1.   Demise of Premises. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
3.   Rent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
4.   Use of Premises; Compliance with Legal Requirements . . . . . . . . . . .  4
5.   Taxes Payable by Tenant . . . . . . . . . . . . . . . . . . . . . . . . .  7
6.   Insurance Coverage; Waiver of Subrogation . . . . . . . . . . . . . . . .  7
7.   Services Furnished by Landlord. . . . . . . . . . . . . . . . . . . . . .  7
8.   Alterations and Improvements. . . . . . . . . . . . . . . . . . . . . . . 10
9.   Trade Fixtures and Other Personal Property. . . . . . . . . . . . . . . . 10
10.  Signs and Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . 11
11.  Landlord's Right of Entry . . . . . . . . . . . . . . . . . . . . . . . . 12
12.  Casualty Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
13.  Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
14.  Transfers by Tenant . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
15.  Transfers by Landlord . . . . . . . . . . . . . . . . . . . . . . . . . . 14
16.  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
17.  Estoppel Certificates; Financial Statements . . . . . . . . . . . . . . . 14
18.  Events of Default by Tenant . . . . . . . . . . . . . . . . . . . . . . . 14
19.  Landlord's Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
20.  Landlord's Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
21.  Tenant's Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
22.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
23.  Protection Against Liens. . . . . . . . . . . . . . . . . . . . . . . . . 18
24.  Holding Over. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
25.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
26.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
27.  Leasing Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
28.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
29.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
30.  Extension . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
31.  Additional Space. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
32.  Special Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
33.  Energy Star Building. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
34.  Access Between Floors . . . . . . . . . . . . . . . . . . . . . . . . . . 23
35.  Purchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
36.  Right of First Refusal to Purchase. . . . . . . . . . . . . . . . . . . . 25

EXHIBITS                                                                        PAGE
                                                                                ----
A    Legal Description of Building Site. . . . . . . . . . . . . . . . . . . . .
B    Floor Plan of Premises. . . . . . . . . . . . . . . . . . . . . . . . . . .
C    Work Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
D    Minimum Rent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
E    Additional Rent Calculation . . . . . . . . . . . . . . . . . . . . . . . .
F    Office Building Rules . . . . . . . . . . . . . . . . . . . . . . . . . . .
G    Special Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          Holidays
          Parking
          "Premises", Commencement Date
          Lease Cancellation
H    Cleaning Specifications . . . . . . . . . . . . . . . . . . . . . . . . . .
I    Calculation of the Current Market Rental Rate . . . . . . . . . . . . . . .
J    (Intentionally Deleted) . . . . . . . . . . . . . . . . . . . . . . . . . .
K    Plans and Specifications. . . . . . . . . . . . . . . . . . . . . . . . . .
L    Floor Area Measurement Method . . . . . . . . . . . . . . . . . . . . . . .
M    Signage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                               OFFICE LEASE AGREEMENT

     THIS LEASE AGREEMENT (the "Lease"), made and entered into as of _____________, 19__, by and between COLLEGE ST. LLC, a Tennessee limited liability company) ("Landlord"), and MAGNETEK, INC., a Delaware corporation ("Tenant).

                                   WITNESSETH:

     1. DEMISE OF PREMISES. Landlord hereby, demises the Premises (as hereafter described) to Tenant and covenants that Tenant shall peaceably and quietly hold and enjoy the Premises throughout the term of this Lease on and subject to all the provisions and conditions of this Lease; and Tenant hereby accepts such demise of the Premises from Landlord.

          (a) The "Premises" consist of the space containing approximately 87,643 rentable square feet on floors 8-11 located in the building containing approximately 225,276 rentable square feet known as THE MAGNETEK BUILDING (the "Building") on a tract of land (the "Land") located at 3RD AVENUE NORTH & COMMERCE STREET in Nashville, Davidson County, Tennessee more particularly described on EXHIBIT A attached hereto (the Land and the Building are collectively referred to as, the "Property"). The Premises are shown outlined in red on the floor plan attached hereto as EXHIBIT B.

          (b) Landlord certified that the i) rentable area of the Building used to determine Tenant's Proportionate Share of Operating Expenses and Taxes is 225,276 rentable square feet, ii) the Tenant's proportionally share of the Building is 38.9%, and iii) that the loss factor (difference between rentable and usable square feet) shall not exceed 11.5% for full floors and 15.5% for partial floors. Landlord agrees that these figures and any future measurements should be based on the BOMA standard of measurement (Exhibit L) for rentable and usable square footage.

          (c) As long as Tenant is entitled to possession of the Premises, Tenant shall have the nonexclusive right to use any parking areas, driveways, sidewalks, and other common facilities of the Property as they may exist from time to time. Provided, however, use of parking area shall be in accordance with Exhibit G.

     2.  TERM.

          (a) The term of this Lease shall begin on the Commencement Date (as hereinafter defined) and end on the last day of the ONE HUNDRED EIGHTY (180th) full calendar month thereafter. Thus, unless the Commencement Date falls on the first day of a calendar month, the term will also include the initial partial calendar month immediately following the Commencement Date. The "Commencement Date" shall be as provided for in Exhibit C Workletter. Within thirty (30) days after the Commencement Date, Tenant and Landlord shall execute a written agreement to confirm the actual calendar date on which the Commencement Date and the Expiration Date occur. Tenant shall take possession of the Premises on the Commencement Date and surrender the Premises to Landlord at the expiration of the term or earlier termination of this Lease free of waste and in as good a condition as on the

Commencement Date except for reasonable wear and tear and repairs that are Landlord's responsibility under this Lease. By taking possession of the Premises, Tenant shall have agreed that the Premises are suitable for their intended purpose and that the Premises are substantially free of material visible defects, except for items on the Landlord's punch list.

          (b) Landlord agrees to cause the Tenant Improvements to be completed by September 1, 2000 subject to extensions of time equal to delays resulting from Force Majeure matters and Tenant delay factors provided for in Exhibit C Workletter.

          (c) Tenant shall have the right to terminate this Office Lease Agreement in the event Landlord falls to achieve the following milestones:
(1) commencement of construction of the Base.

          (c) Tenant shall have the right to terminate this Office Lease Agreement in the event Landlord fails to achieve the following milestones:
(1) commencement of construction of the Base Building (as defined in the Work Letter) on or before August 31, 1998. Commencement of construction of the Base Building shall be the date of the beginning of excavation.

          (d) With 18 months notice, Tenant will have the right to cancel this lease at the end of Ten (10) years under the terms and conditions as specified in Special Provisions (Exhibit G).

     3. RENT. Throughout the term of this Lease, Tenant shall pay rent to Landlord in accordance with the following provisions:

          (a) Commencing with the first full calendar month after the Commencement Date, Tenant shall pay minimum annual rent (the "Minimum Rent") in monthly installments in advance on or before the first day of each calendar month as reflected in EXHIBIT D hereto.

          (b) Additional Rent (herein so called) shall be calculated as provided in EXHIBIT E hereto. For each calendar year after the year 2001, Landlord shall furnish Tenant a written estimate of Additional Rent for the applicable calendar year. Estimates of Additional Rent shall be made by Landlord on a reasonable basis determined by Landlord. Throughout the term of this Lease, Tenant shall pay estimated Additional Rent in advance on or before the first day of each month in monthly installments equal to one-twelfth (1/12) of the estimated Additional Rent for the applicable calendar year. Pending receipt of Landlord's written estimate of Additional Rent for any calendar year, monthly installments of estimated Additional Rent shall continue to be paid in the same amount as in the prior calendar year. By March 1 of each year or as soon thereafter as reasonably practical, Landlord shall furnish to Tenant a statement of the actual Operating Expenses for the preceding year. Within ninety (90) days after the delivery of that statement, Tenant shall either (i) notify Landlord, in writing, that Tenant objects to a component of the Operating Expenses or (ii) pay to Landlord a lump sum payment equal to the amount, if any, by which Tenant's Proportionate Share of the actual Operating Expenses exceeds the amount, if any, which Tenant has paid toward the undisputed amount thereof. Should Tenant dispute an Operating Expenses statement, Tenant shall nevertheless pay the disputed amount to

Landlord and thereafter, Tenant and Landlord shall in good faith attempt to resolve such dispute. In any dispute between Landlord and Tenant regarding Operating Expenses, the burden will be upon Landlord to justify any expenditure challenged by Tenant which is included as part of the Operating Expenses by producing invoices or other supportive data. If Landlord is unable to produce invoices or other supportive data, then Landlord will not be entitled to include such item in the Operating Expenses. If the resolution of the dispute results in a determination that Tenant has overpaid Tenant's Proportionate Share of Operating Expenses then Landlord shall credit such to the next installment of Rent due hereunder. If Tenant's
Proportionate Share of the actual Operating Expenses is less than the amount Tenant has paid toward the estimated Operating Expenses and there is no monetary Default by Tenant hereunder, (i) Landlord shall apply such amount to the next accruing installments of Rent due hereunder or (ii) if such excess occurs after the Expiration Date, refund such amount to Tenant. If there is a monetary Default by Tenant, Landlord shall apply such excess to cure the monetary Default. If Landlord is unable to justify any expenditure as described above, Tenant shall have the right to challenge the same expenditure in the previous calendar year provided that Tenant notifies Landlord in writing of its desire to challenge such expenditure for the previous calendar within thirty (30) days after Landlord fails to justify such expenditure in the applicable year. If Landlord is unable to justify such expenditure in the previous year and as a result Tenant has overpaid Tenant's Additional Rent, then Landlord shall either credit the overpayment to the next installment of Rent due hereunder or refund such amount to Tenant if the determination occurs after the Expiration Date. In the event the overpayment by Tenant exceeds $10,000, Landlord shall pay interest to Tenant at the rate provided for in 3(f) below on all overpayment amounts in excess of $10,000 from the date of the overpayment until the date repaid by Landlord.

          (c) The installments of Minimum Rent and Additional Rent for any initial partial calendar month shall be prorated based on actual days elapsed and shall be paid in advance on the Commencement Date.

          (d) Except as expressly provided to the contrary in this Lease, installments of Minimum Rent and Additional Rent shall be payable without notice, demand, reduction, setoff, or other defense. Installments of Minimum Rent and Additional Rent and payments of other sums owing to Landlord pursuant to this Lease shall be made to Landlord at 300 BROADWAY, NASHVILLE, TENNESSEE 37201, or at whatever other account or address that Landlord may designate from time to time by written notice to Tenant.

          (e) If any installment of Minimum Rent or Additional Rent, or any other sum due and payable pursuant to this Lease, remains unpaid for more than ten (10) days after the date Tenant receives notice of lateness, Tenant shall pay Landlord a late payment charge equal to the greater of (i) Fifty and No/100 Dollars ($50.00), or (ii) three percent (3%) of the unpaid installment or other payment. The late payment charge is intended to compensate Landlord for administrative expenses associated with responding to late payment, and shall not be considered liquidated damages or interest.
All rent and other sums of whatever nature owed by Tenant to Landlord under this Lease that remain unpaid for more than ten (10) days after the date Tenant receives notice of lateness shall bear interest from the date due until paid at the lesser of (iii) one percent (1%) in excess of the prime or general reference rate of interest of NationsBank of North

Carolina, N.A. (or its successors) in effect from time to time, or (iv) the maximum interest rate per annum allowed by law.

          (f) Landlord agrees to keep true and accurate records of all Operating Expenses and Taxes. Landlord agrees to grant Tenant and Tenant's agents reasonable access to Landlord's books and records during normal business hours at Landlord's office for the purpose of verifying Operating Expenses and Taxes incurred by Landlord and to make copies of any and all bills and vouchers relating thereto, subject to reimbursement by Tenant for the cost of such copies. Tenant shall keep all such information confidential. In the event that a review of Landlord's books and records pursuant to this Paragraph 3.F. reveals that Landlord has overstated its Operating Expenses or Taxes for the applicable Calendar Year Landlord shall refund the amount of such overstatement, with interest thereon at 1% per annum above the Prime Rate of interest of NationsBank of North Carolina N.A. (or its successors) in effect from time-to-time, and if such overstatement is in excess of five percent (5%) of the Operating Expenses or Taxes incurred for such Calendar year, Landlord shall also reimburse Tenant for the reasonable expenses incurred by Tenant in conducting such review of Landlord's books and records and for the amounts paid to any public accounting firm reasonably acceptable to Land lord and Tenant.

          (g) If Landlord fails to deliver to Tenant the written statement setting the expense adjustment amount within six (6) months after the end of each calendar year; Landlord shall be deemed to have waived its rights to collect any increase in Tax and Operating Expenses for that particular year.

     If Tenant does not request a review or audit of Landlord's books and records relating to Additional Rent within ninety (90) days after Tenant's receipt of Landlord's final calendar year-end actual final statement setting forth the Additional Rent amount for such year, then such actual final statement shall be deemed to be binding on Landlord and Tenant for the period covered by such statement; provided however, that; Tenant shall have the right after the expiration of any such 90-day period to contest any individual component of Operating Expenses including Taxes if Tenant or any auditor engaged by Tenant determines during any review or audit of Operating Expenses including Taxes that an error has been made in Landlord's calculation of Operating Expenses including Taxes for a period prior to the period covered by such review or audit.

     4. USE OF PREMISES; COMPLIANCE WITH LEGAL REQUIREMENTS. Tenant shall use the Premises only for general office purposes that are permitted by applicable zoning ordinances and land use requirements and for no other purposes. Tenant shall not commit or allow waste to be committed in the Premises or elsewhere on the Property, and shall not do or allow to be done in the Premises or elsewhere on the Property anything that shall constitute a nuisance or detract in any way from the reputation of the Property as a first-class office building. Tenant shall allow no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or be emitted from the Premises. Tenant shall comply with all laws, ordinances, and regulations of any governmental authority relating to the Premises and to Tenant's use or occupancy of the Premises, with the requirements of insurance underwriters or rating bureaus applicable to Tenant's occupancy of the Premises Property, and with the following requirements

          (a) Tenant may introduce to the Premises or Property Hazardous Materials that are customarily located, stored or used in connection with office buildings similar to the Premises or that are unique to Tenant's business, provided that such Hazardous Materials are handled in compliance with applicable law and that Tenant does not dispose of any Hazardous Materials at the Property in a manner requiring any governmental license or permit. Except as permitted in the preceding sentence, no use, generation, storage, treatment, transportation, or disposal of any Hazardous Material shall occur or be permitted to occur in connection with Tenant's use and occupancy of the Premises or any other portion of the Property. "Hazardous Material" shall mean (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); (ii) any material identified or listed as "hazardous waste" pursuant to the Resource Conservation and Recovery Act "RCRA"); and (iii) any "regulated substance" as defined pursuant to 40 C.F.R. Part 280, including, but not limited to, any petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure. Without limiting the generality of the foregoing, the term "Hazardous Material" thus includes, but is not limited to, petroleum, asbestos and polychlorinated biphenyls.

          (b) Tenant shall not use or occupy any portion of the Premises or the Property for anything that is extra hazardous on account of fire or other risks, that causes (as the result of Tenant's act or omission, as specifically determined by the underwriter) an increase in the premiums payable by Landlord for any of its insurance with respect to the Property, or that causes any underwriter to deny insurance coverage to Landlord.

          (c) Tenant shall comply with all requirements of the Americans with Disabilities Act and implementing regulations applicable to its use and occupancy of the Premises other than requirements relating solely to the physical structure of (i) the Tenant Improvements, (ii) the Base Building, including the roof, foundation, and exterior walls of the Building, and (iii) the common use areas of the Property. Landlord agrees to complete all Tenant construction for the Premises to meet or exceed the requirements of the Americans with Disabilities Act, as such Act may be amended from time to time ("ADA"). Landlord warrants that the Building common areas and parking areas serving the Building shall meet or exceed all ADA requirements on the date of substantial completion of the Premises. Landlord will comply with the more stringent of local codes and all American National Standards Institute Specifications for making the Building, and Premises accessible to and usable by the physically handicapped (ANSI A-117.1 1961, Rev. 1987) as of date of substantial completion and warrant that the Building, Garage and site complies or Landlord shall make it comply with current Americans with Disabilities Act (ADA) accessibilities guidelines. Any changes in the ADA requirements that may be required in the future shall be Tenant's responsibility and sole cost if such changes are required within the Premises and, such changes shall be Landlord's responsibility and sole cost if they are required elsewhere in the Building, Garage or elsewhere on the site.
Both parties agree to indemnify and hold harmless each other from and against any and all claims, damages, costs, fines or penalties which either party incurs as a result of their respective obligations or their failure to abide by such ADA requirements. Both parties further agree to inform each other within twenty-four (24) hours in the event they are notified of any noncompliance with the provisions of the ADA.

          (d) Landlord shall have the right to prescribe and modify reasonable rules for the use of the Property and leased premises within the Building. A copy of Landlord's current Building rules is attached hereto as EXHIBIT F. In the event of any conflict with the Building rules, the provisions in the main body of this Lease control.

          (e) Landlord shall provide building security and life safety equipment, personnel, procedures and systems, as an operating expense of the Building. Exhibit C sets forth building standard security and life safety specifications, and systems. Landlord will inform Tenant of any violation notices or waivers of building, OSHA or life safety codes and/or outstanding insurance carrier recommendations with respect to the Building, parking, or site and Landlord shall make all such reasonable improvements to correct any such problems and meet all such recommendations which is not in keeping with Paragraph 4.

          (f) Tenant shall ensure that its agents, employees, and contractors comply with this Paragraph, and shall use reasonable efforts to ensure that its invitees and customers comply with this Paragraph.

          (g) LANDLORD ENVIRONMENTAL OBLIGATIONS. Landlord represents, warrants, covenants, and agrees with the Tenant that:

          (1) No Hazardous Materials have been disposed of on or released at the Property. On the Commencement Date, the Property will contain no contamination or other environmental defect that could reasonable be expected to result in any person incurring any obligation, liability, or cost.

          (2) Landlord shall not introduce or allow the introduction to the Property or Premises of any Hazardous Material except as found in generally available cleaning equipment and office supplies that are properly used and stored.

          (3) Landlord shall not allow any other tenant at the Property to do anything that shall cause contamination or poor indoor air quality, constitute a nuisance, or detract in any way from the reputation of the Property as a first-class real estate development.

          (4) Landlord shall monitor and at all times maintain safe and healthy indoor air quality within the Building and ensure that the Building's HVAC system and other Building Systems comply with ASHRAE Standard 62-1989, as amended from time to time, and any and all local, state and Federal regulations relating to indoor air quality. Landlord shall immediately inform Tenant upon becoming aware of any condition in the Building that could reasonably be associated with poor indoor air quality, including without limitation, complaints of chronic eye, nose and throat irritation; respiratory problems; acquired allergies or chemical sensitivities; usually high rates of occupant absenteeism; or usually low rates of employee productivity. At its sole cost and expense, Landlord shall promptly investigate and properly correct any such condition.

               Landlord shall deliver to Tenant periodic reports describing its progress in responding to any such condition.

     5.   TAXES PAYABLE BY TENANT.  Intentionally Deleted.

     6.   INSURANCE COVERAGE; WAIVER OF SUBROGATION.

          (a) Landlord shall maintain property and casualty insurance on the Building, with extended coverage or such other additional coverage as Landlord shall elect, in an amount of not less than one hundred percent (100%) of the replacement cost of the Building; provided, however, if the premium for any insurance carried by Landlord with respect to the Property increases as the result of Tenant's use or occupancy or as the result of any act or omission of Tenant or its agents, employees, or contractors, Tenant shall pay Landlord the amount of any such increase on written demand.
Payment of such increased premiums shall not excuse any noncompliance with this Lease by Tenant that may have caused the increased premiums.

          (b) Tenant shall maintain and pay for property and casualty insurance with extended coverage on all trade fixtures, equipment, machinery, merchandise, or other personal property belonging to or in the custody of Tenant in the Premises or otherwise on the Property. Tenant shall maintain and pay for commercial general liability insurance (occurrence coverage) in the amount of not less than $1,000,000.00, with a company licensed to do business in the state in which the Property is located and reasonably acceptable to Landlord, naming Landlord as an additional insured, providing contractual liability coverage, and containing an undertaking by the insurer not to cancel or materially reduce coverage without first giving thirty (30) days' written notice to Landlord. Tenant shall furnish Landlord certificates of insurance evidencing the required commercial general liability insurance coverage prior to the Commencement Date and thereafter prior to each policy renewal date.

          (c) Each of Landlord and Tenant hereby waives all claims or other rights of recovery against the other and its agents, employees, and contractors for any loss or damage to the Premises or other portions of the Property, or to any personal property or fixtures thereon, by reason of fire or other insurable risk of loss (whether or not actually insured), regardless of cause or origin, including negligence, gross negligence, or misconduct of the other party or its agents, employees, or contractors, and covenants that no insurer shall hold any right of subrogation against such other party. Landlord and Tenant shall each advise its insurers of the foregoing waiver and such waiver shall be a part of the respective policies of property and casualty insurance maintained by Landlord and Tenant.

     7. SERVICES FURNISHED BY LANDLORD. So long as Tenant is entitled to possession of the Premises during the term, Landlord shall furnish the following services, which shall be reasonably consistent in quality with similar landlord services at first class office buildings in the same market area as the Building:

          (a) Heating and air conditioning in season to provide reasonably comfortable temperature condition in the interior of the Premises (unless mandated otherwise by law) Monday through Friday from 6:00 a.m. to 6:00 p.m. and Saturdays from 7:00 a.m. to 1:00 p.m., exclusive of holidays as listed in Exhibit G. At other times, heating and air conditioning will be furnished at a Building standard charge of $50/hour (payable by Tenant to Landlord on written demand by Landlord) and on Building standard terms relating to advance notice, minimum hours, minimum zones, and other matters. If office machines, computers, or other equipment used in the Premises adversely affect Landlord's ability to maintain reasonably comfortable temperatures or require excessive use of air conditioning equipment to maintain such temperatures, Landlord shall have the right to install supplemental air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance, shall be paid by Tenant to Landlord on written demand. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Such access, including, but not limited to, elevator usage, shall not constitute any additional expense to Tenant.

          (b) Landlord's heating, ventilation, and air conditioning system shall maintain a comfortable temperature condition and an environmentally safe condition even if tenant were to fully utilize 7 watts 6 per usable square feet and have an average population density of 1 person per 300 usable square feet. As used in this Paragraph 7, the phrase "comfortable temperature condition" shall mean that the temperature n the Premises shall be not less than 65 degrees Fahrenheit or more than 78 degrees Fahrenheit, it being understood and agreed that except for limited periods of extremely cold or extremely hot weather, such temperature shall be maintained at an overall uniform average of not less than 68 degrades Fahrenheit and not more than 75 degrees Fahrenheit.

          (c) So long as the Premises are kept in reasonable order by Tenant, reasonable janitorial and general cleansing services from Monday through Friday, exclusive of holidays as listed in Exhibit G.

          (d) Landlord will furnish up to 7 watts per square foot of power in the Premises for routine lighting and the operation of general office machines such as typewriters, dictating equipment, desk model adding machines, personal computers, copying machines, and the like that use 110-volt, 20 ampere electrical supply, and any equipment using a higher voltage or current shall not be connected to the electrical system in the Building. Tenant shall not use heavy duty electrical equipment or machinery that in Landlord's reasonable opinion, will overload or otherwise damage electrical circuits or equipment in the Building, and Tenant shall make no changes in fuses, circuit breakers, or other components of the electrical system in the Building. If Tenant does so, Landlord may elect to install electrical meters to measure such excessive power consumption, and all associated costs including excess electrical power consumption, equipment and installation costs, and maintenance, replacement, and repair costs) shall be paid by Tenant to Landlord on written demand.

          (e) Passenger elevator service to all floors of the Building on a twenty-four (24) hour, seven (7) day per week basis. In addition, Landlord shall provide Tenant at no additional charge, freight elevator and loading area access as required by Tenant during building operating hours.

          (f) Reasonable amounts of hot and cold running water to lavatories and toilets in or appurtenant to the Premises.

          (g) Routine maintenance and repair of the structure of the Building and general Building mechanical, electrical, and plumbing systems and of the interior and exterior common areas of the Building, including the Building ground floor lobby, exterior lighting, landscaping, and irrigation, and parking, driveways, and sidewalks of the Property. If the Premises or any other part of the Property is damaged by any act or omission of Tenant or its agents, employees, or contractors, then Landlord shall repair such damage. Any cost of such repairs in excess of insurance proceeds actually received by Landlord shall be paid by Tenant to Landlord on written demand, and Landlord shall not be obligated to begin or continue repair work until funds for such purposes are received from insurance proceeds or from Tenant.

          (h) Landlord shall provide access cards for all of Tenant's personnel for the card key access system which is being installed as part of Landlord's Work at the time of initial move-in at no charge to Tenant. Tenant shall obtain replacement cards and additional cards from Landlord and pay to Landlord the fee established from time to time for such cards.

          (i) Tenant shall not be deemed to have been evicted as the result of, nor shall Landlord be liable for any loss or damage to the property of Tenant located in the Premises or for any loss of business or profits of Tenant or other damages of any kind arising from (i) any failure of Landlord to provide any of the services to be furnished by Landlord pursuant to this Paragraph as the result of circumstances outside of Landlord's reasonable control, (ii) any interruption or unavailability of utilities or any stoppage, leaking, bursting, or other defect or failure in the utility lines, pipes, wires, and other facilities serving the Premises as the result of circumstances outside of Landlord's reasonable control, or (iii) any repairs, maintenance, alterations, or improvements to any portion of the Property made in connection with correcting any of the foregoing circumstances or providing the services to be furnished by Landlord pursuant to this Paragraph. Notwithstanding the foregoing, if such malfunction or interruption in service
(i) continues for three (3) consecutive business days and (ii) makes it reasonably impossible for Tenant's continued use and Occupancy of the Premises (or a Substantial portion thereof), then Tenant shall be entitled to an abatement of Base Rent and/or Adjusted Rent and any Additional Rent payable under Sections 3(a) and 3(b) for the portion of the Premises vacated for the period commencing on the date of the malfunction or interruption of services, and continuing until the earlier of the following (i) the date such service is corrected or restored or (ii) the date Tenant uses and occupies Premises or any part of the Premises which was rendered unusable because of the interruption in service, notwithstanding the fact that the malfunction or interruption in service has not been corrected. In the event that any of the services described in this Paragraph 7 (other than cleaning and janitorial services) is interrupted or otherwise not furnished as specified in this Paragraph 7 as the case may be, or if at least one elevator is not available serving the Premises, for more than eight (8) nonconsecutive days during any twelve (12) consecutive month period and each such interruption is for a period of not less than one (1) day, in each case after actual knowledge of Landlord or its managing agent for the Building, or in absence of such knowledge, after written notice to Landlord, then in any such instance monthly installments of Minimum Rent, Additional Rent including Operating Expenses and Taxes and all other Rent and other amounts due from Tenant to Landlord under the Lease shall abate and Tenant shall have no obligation whatsoever to pay Landlord any such monthly installments of Minimum Rent, Additional Rent including Operating Expenses and Taxes or any other Rent or other sums whatsoever which are or become due for the period during which such service is interrupted or otherwise not furnished as specified in this Paragraph 7 or at least one elevator is not available serving the Premises, as the case may be.

     (j) In the event of a casualty to the Premises or the Building, in addition to the foregoing and without limiting the rental abatement remedy provided for in the preceding sentence, if any interruption in any of the services, or any failure to furnish services, described in Paragraph 7 (other than cleaning or janitorial services) or if at least one elevator is not available serving the Demised Premises, as the case may be, lasts longer than thirty (30) consecutive days after actual knowledge of Landlord or its managing agent for the Building or, in absence of such knowledge after notice to Landlord, Tenant, in addition to all other rights or remedies available to Tenant at Law or in Equity, shall have the right prior to the time such services are restored, upon written notice to Landlord, to terminate the term of the Lease and all of Tenant's duties and obligations under the Lease. Tenant's exercise of its right to terminate the Lease shall in no way prejudice Tenant's rights to peruse any other rights or remedies available at Law or in Equity. For purposes of this Paragraph 7, a services shall be deemed to be restored when such service has been temporarily restored to a commercially reasonable level or quality, as the case may be, so long as such temporary restoration continues and Landlord thereafter continues to diligently pursue a permanent cure.

     8. ALTERATIONS AND IMPROVEMENTS. Tenant shall make no alterations, additions, or improvements to the Premises or the Property without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withhold. Tenant shall comply with all reasonable requirements of Landlord relating to approval of plans and specifications, compliance with building codes and other laws, protection of the integrity, condition, and proper functioning of the roof, walls, foundations, and other structural elements of the Building and of the Building's mechanical, electrical, and plumbing systems and equipment, employment and bonding of contractors, insurance, aesthetic considerations, and other relevant matters as reasonably determined by Landlord. All alterations, additions or improvements, including without limitation all partitions, walls, railings, carpeting, floor and wall coverings, and other fixtures (excluding Tenant's trade fixtures) made by, for, or at the direction of Tenant shall become the property of Landlord when made, and shall remain upon the Premises at the expiration or earlier termination of this Lease. Landlord reserves the right to make structural and nonstructural alterations, additions, and improvements to the Property, to re-stripe parking areas and otherwise control parking and traffic movement on the Property, and, provided Tenant is not occupying the Premises or Tenant is in default, to change the name or street address of the property. Notwithstanding the foregoing, Tenant shall have the right to perform decorating (painting, wall covering, carpeting) without Landlord's approval. Tenant shall also have the right to make alterations and improvements of a minor nature (less than $5,000 in each case) without Landlord's approval provided such work does not include more than minor changes to building system (e.g., add electrical outlets).

     9. TRADE FIXTURES AND OTHER PERSONAL PROPERTY. Any trade fixtures installed in the Premises at Tenant's expense shall remain Tenant's personal property, and Tenant shall have the right at any time during the term of this Lease to remove such trade fixtures (provided that any damage to the Building or Premises caused by such removal shall immediately be repaired by Tenant). On or before the expiration of the term or earlier termination of this Lease, Tenant shall remove all trade fixtures and other personal property of Tenant from the Premises, repair any damage to the Building or Premises caused by removal of its trade fixtures and other personal property, and leave the Premises in a clean condition free of waste, refuse, or debris. If Tenant fails to do so, Landlord may retain, store, or dispose of such trade fixtures and other personal property however Landlord chooses without liability of any kind to Tenant, repair any damage to the Building or Premises caused by removal of such trade fixtures and other personal property, and clean the Premises and properly dispose of all such waste, refuse, or debris; and all costs and expenses incurred by Landlord in connection with the foregoing shall be payable by Tenant to Landlord on written demand. The following property shall be considered part of the permanent improvements to the Building owned by Landlord, not trade fixtures of Tenant, and shall not be removed from the Premises by Tenant under any circumstances: (a) HVAC systems, fixtures, or equipment; (b) lighting fixtures or equipment; (c) carpeting, other permanent floor coverings, or raised flooring; (d) paneling or other wall coverings;
(e) plumbing fixtures and equipment; and (f), permanent shelving.

     10.  SIGNS AND ADVERTISING.

          (a) Tenant and the Nashville Chamber shall have the exclusive rights to install signage on the outside of the Building. Such signage for Tenant and the Nashville Chamber shall be at the locations and in accordance with the plans and specifications shown in Exhibit(s) K attached hereto. Tenant's signage per Exhibit M shall appear at the top of the Building and at the main entrance to the Building. In addition to outside signage, Tenant will have the right to install signage in the main lobby of the Building at the locations and in accordance with the plans and specifications shown in Exhibit M attached hereto. Tenant shall bear all cost to design and install and maintain the above referenced Tenant signs. In the event Tenant changes its name or logo, Tenant shall have the right to replace or alter the referenced signs at Tenant's sole cost. Tenant shall also have the right to remove all such signs at any time by giving notice to Landlord. All signs must be approved by Landlord which shall not be unreasonably withheld.

          (b) The use of the Tenant's name in association with any advertising or promotional material for the Building by Landlord or its agents shall be in each case approved by Tenant. The Building shall not be named after any other tenant. Tenant shall have the right at any time in Tenant's sole discretion to have Landlord cease using the Name MagneTek Building in reference to the Building upon giving Landlord notice to cease. All public elevators off the main lobby shall contain a button for Tenant's reception floor displaying the name "MagneTek" or, at the option of the Tenant, a plaque adjacent to said button displaying the name "MagneTek" which shall be an exclusive right of Tenant.

          (c) Landlord agrees to display in the main lobby of the Building, a building directory listing the Tenant and a reasonable number of Tenant's key personnel as specified by Tenant. Such directory shall be maintained and updated at no cost to Tenant throughout the term of this Lease and any extension thereof.

          (d) Landlord represents to Tenant that there are no known governmental restrictions of any kind that would prohibit or restrict the exterior signage shown in Exhibit M from being installed and maintained. Landlord shall use reasonable best efforts to insure construction, installation and operation of such signage to the extent of matters within Landlord's reasonable control and will cooperate with Tenant to establish and approve alternative signage if required. Landlord has received from the appropriate governmental authorities written confirmation that the proposed signage (see Exhibit M) is in accordance with all requirements.

     11. LANDLORD'S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises it any time without notice to Tenant in the event of emergency involving possible injury to property or persons in or around the Premises or the Building or to provide routine janitorial services. Landlord and persons authorized by Landlord shall also have the right to enter the Premises at all reasonable times and upon reasonable notice for the purposes of making repairs or connections, making alterations, additions, or improvements to the Building, installing utilities, providing services to the Premises other than routine janitorial service, providing services for other tenants, making inspections, or showing the Premises to prospective purchasers or lenders of the Property. Landlord shall make all reasonable efforts not to disturb Tenant's use of Premises and shall restrict all worker's tools and equipment to the minimum area necessary, keeping the Premises as neat and orderly as reasonably possible. During the last twelve
(12) months of the term, Landlord and persons authorized by Landlord shall have the right at reasonable times and upon reasonable notice to show the Premises to prospective tenants.

     12. CASUALTY DAMAGE. Tenant shall give prompt notice to Landlord of any damage to the Building which affects the Premises. If, in Tenant's reasonable opinion, damage by fire or other casualty renders any substantial part of the Premises untenantable and the repair time to restore the Premises to a tenantable condition will exceed one hundred twenty (120) days (or will exceed thirty (30) days in the case of damage occurring during the last twelve (12) months of the term), Landlord or Tenant may, at its option, terminate this Lease by so notifying Tenant in writing within sixty (60) days after the date of the casualty. Thereupon Rent and any other payments for which Tenant is liable under this Lease shall be apportioned and paid to the date of such damage, and Tenant shall immediately vacate the Premises. If the Lease is not so terminated by Landlord or Tenant, Landlord shall use its best efforts to promptly begin and diligently pursue the work of restoring the Premises (including the initial Tenant Improvements) to substantially their prior to casualty condition as soon as reasonably possible. Landlord shall abate the Minimum Rent and Additional Rent during the time and to the extent the Premises are untenantable as the result of fire, or other casualty, but such abatement shall not extend the term, unless the Lease is terminated as set forth above.

     13. CONDEMNATION. If all or substantially, all of the Property is condemned or is sold in lieu of condemnation, then this Lease shall terminate on the date the condemning authority takes possession. If less than all of the Property is so condemned or sold (whether or not the Premises are affected) and in Landlord's reasonable judgment, the Property cannot be restored to an economically viable condition, Landlord may terminate this Lease by written notice to Tenant effective on the date the condemning authority takes possession. If the condemnation will render any substantial part of the Premises untenantable, Tenant may terminate this Lease by written notice to Landlord effective on the date the condemning authority takes possession of the affected part of the Premises. If this Lease is not so terminated by Landlord or Tenant, Landlord shall, to the extent feasible, restore the Premises (including the Initial Tenant Improvements) to substantially their former condition. Landlord shall not, however, be required to restore any alterations, additions, or improvements other than the condition of the Tenant Improvements prior to the condemnation or to spend any amount in excess of the condemnation proceeds actually received by Landlord. Landlord shall allow Tenant an equitable abatement of Minimum Rent and Additional Rent during the time and to the extent the Premises are untenantable as the result of any condemnation, but such abatement shall not extend the term. All condemnation awards and proceeds shall belong exclusively to Landlord, and Tenant shall not be entitled to, and expressly waives and assigns to Landlord, all claims for any compensation for condemnation; provided, however, if Tenant is permitted by applicable law to maintain a separate action that will not reduce condemnation awards or proceeds to Landlord, Tenant shall be permitted to pursue such separate action, but only for loss of business, value of unexpired term of this Lease moving expenses, and Tenant's trade fixtures.

     14.  TRANSFERS BY TENANT.

          (a) Without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld or delayed, Tenant shall not do any of the following (as used in this Paragraph, a "Transfer"):
(i) assign this Lease or any estate or interest therein, whether absolutely or collaterally as security for any obligation; (ii) sublease any part of the Premises; (iii) permit any assignment of this Lease or any estate or interest therein by operation of law; (iv) grant any license, concession, or other right of occupancy for any part of the Premises; or (v) permit the use of the Premises by any person other than Tenant and its agents and employees. Permissible reasons for Landlord's withholding consent include (but are not limited to) the following: (vi) the proposed use of the Premises is not permitted by this Lease, would negatively affect insurance or environmental risks, (viii) the proposed use or occupancy would require alterations or additions to of the Property to comply with applicable laws, ordinances, and regulations; (ix) the proposed transferee is a tenant or occupant of the Property ; and (x) if the consent of any mortgagee is required, such mortgagee refuses to consent after good faith efforts by Landlord to obtain such consent. Any attempted Transfer without Landlord's prior written consent shall be void. Notwithstanding the above, Tenant may transfer this Lease to an Affiliate without the consent of Landlord. "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          (b) If Tenant requests Landlord's consent to a Transfer, Landlord may approve or disapprove the Transfer. In connection with each Transfer request by Tenant, Tenant shall obtain and furnish to Landlord all documents, financial reports, and other information Landlord reasonably requires in order to evaluate the proposed Transfer. Landlord shall advise Tenant of Landlord's decision with respect to the requested Transfer within ten (10) ) days after receipt of Tenant's written Transfer request and all requested supporting materials. If Landlord refuses to consent to a requested Transfer, this Lease shall nonetheless remain in full force and effect. The consent of Landlord to one requested Transfer shall never be construed to waive the requirement for Landlord's consent to other Transfers, nor shall any consent by Landlord or Transfer by Tenant discharge or release Tenant from any obligations or liabilities to Landlord.

          (c) No transferee of less than the entire Premises or this Lease shall ever be entitled to exercise any extension, expansion, or other option provided in this Lease. If an Event of Default by Tenant occurs after any Transfer, Landlord may, at its option, collect rent directly from the transferee, and Tenant hereby authorizes any transferee to pay rent directly to Landlord at all times after receipt of written notice from Landlord. No direct collection by Landlord from any transferee shall constitute a novation or release Tenant from its obligations and liabilities under this Lease. Such payments shall be credited to Tenant's rental obligations hereunder.

     15. TRANSFERS BY LANDLORD. Landlord shall have the unrestricted right to sell, assign, mortgage, encumber, or otherwise dispose of all or any part of the Property or any interest therein. Upon sale or other disposition of the Property to a party who assumes the obligations of Landlord under this Lease, Landlord shall be released and discharged from obligations and liabilities thereafter accruing under this Lease and Tenant shall look solely to Landlord's successor for performance of the Lease thereafter. Tenant's obligations under this Lease shall riot be affected by any sale, assignment, mortgage, encumbrance, or other disposition of the Property by Landlord, and Tenant shall attorn to anyone who thereby becomes the successor to Landlord's interest in this Lease, provided Tenant receives a Nondisturbance Agreement from Landlord's successor assuring Tenant that their tenancy and lease shall not be disturbed or affected so long as Tenant meets its leasehold obligations.

     16. SUBORDINATION. Upon written request by Landlord, and subject to conditions set forth herein, Tenant shall subordinate its rights under this Lease to the lien of any mortgage and to any and all advances to be made thereunder and all renewals and extensions thereof, provided, however, that the mortgagee named in such mortgage shall recognize this Lease and acknowledge that a foreclosure or acceptance of a deed in lieu of foreclosure or the exercise of any other rights under such mortgage shall not extinguish or otherwise diminish or disturb the rights of Tenant as set forth in this Lease, provided Tenant receives a Nondisturbance Agreement from Landlord's successor assuring Tenant that their tenancy and lease shall not be disturbed or affected so long as Tenant meets its leasehold obligations.

     17. ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS. Within ten (10) days after a written request by Landlord, Tenant shall deliver an estoppel certificate certifying the following or indicating why any such statement is not true as of the date of the certificate: that this Lease is in full force and effect, that no default then exists on the part of Landlord or Tenant, that Tenant is in possession of the Premises, that Tenant has commenced payment of rent, and that Tenant presently claims no defenses or offsets with respect to payment of rent under this Lease. Likewise, within thirty (30) clays after a written request by Tenant, Landlord shall deliver to Tenant an estoppel certificate covering such matters of fact with respect to Landlord's obligations under the Lease as are reasonably requested by Tenant. If Landlord has entered into a binding agreement to sell the Property or obtain a loan secured by the Property, then within ten (10) days of Landlord's written request, Tenant shall furnish Landlord its most recent available Annual Report and 10K.

     18. EVENTS OF DEFAULT BY TENANT. Each of the following constitutes an Event of Default by Tenant (herein so called):

          (a) Tenant fails to pay any installment of Minimum Rent, Additional Rent, or any other sum payable under this Lease when due, and the failure or refusal continues for at least five (5) days after Tenant's receipt of notice of such default. Provided, however, in no event shall Landlord be required to give more than three (3) such notices within any Lease Year.

          (b) Tenant fails or refuses to comply with any provision of this Lease not requiring the payment of money, and the failure or refusal continues for at least thirty (30) days after receipt of written notice from Landlord; provided, however, if any failure by Tenant to comply with this Lease cannot be corrected within such 30-day period and if Tenant has commenced substantial corrective actions within such 30-day period and is diligently pursuing such corrective actions, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Tenant's noncompliance.

          (c) Tenant's leasehold estate is taken on execution or other process of law in any action against Tenant.

          (d) Tenant or any guarantor of this Lease files a petition under any chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state, or a petition is filed against Tenant or any such guarantor under any such statute and not dismissed with prejudice within ninety (90) days of filing, or a receiver or trustee is appointed for Tenant's leasehold estate or for any substantial part of the assets of Tenant or any such guarantor and such appointment is not dismissed with prejudice within ninety (90) days, or Tenant or any such guarantor makes an assignment for the benefit of creditors.

     19. LANDLORD'S REMEDIES. If an Event of Default by Tenant occurs, Landlord (after Tenant has exhausted all cure periods) shall be entitled then or at any time thereafter to do any one or more of the following at Landlord's option:

          (a) Enter the Premises if need be, and take whatever curative actions are necessary to rectify Tenant's noncompliance with this Lease; and in that event Tenant shall reimburse Landlord on written demand for any expenditures by Landlord to effect compliance with Tenant's obligations under this Lease.

          (b) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord, or without terminating this Lease, terminate Tenant's right to possession of the Premises; and in either case, Landlord may re-enter and take possession of the Premises, evict Tenant and all parties then in occupancy or possession, and if permitted under applicable law, change the locks on the doors of the Premises without making keys to the changed locks available to Tenant.

          (c) If Landlord has terminated this Lease, recover all Minimum Rent, Additional Rent, and other sums owing and unpaid under this Lease as of the date of termination plus damages measured by the difference in the rental value of the Premises if this Lease had been fully performed for the balance of the term and the rental value of the Premises following the Event of Default by Tenant (taking into account probable remodeling, lease commission, allowance, inducement, and other costs of reletting).

          (d) If Landlord has not terminated this Lease (whether or not Landlord has terminated Tenant's right to possession of the Premises or actually retaken possession), recover (in one or more suits from time to time or at any time before or after the end of the term) all Minimum Rent, Additional Rent, and other sums then or thereafter owing and unpaid under this Lease, together with all costs, if any, incurred in relenting the Premises (including remodeling, lease commission, allowance, inducement, and other costs), less all rent, if any, actually received from any reletting of the Premises during the remainder of the term. Landlord shall have the right following an Event of Default by Tenant to relet the Premises on Tenant's account without terminating the Lease, any such reletting to be on such terms as Landlord considers reasonable under the circumstances.

          (e) Recover all costs of retaking possession of the Premises and any other damages incidental to the Event of Default by Tenant.

          (f) Terminate all of Tenant's rights to any allowances or under any renewal, extension, expansion, refusal, or other options granted to Tenant by this Lease.

          (g) Exercise any and all other remedies available to Landlord at law or in equity, including injunctive relief of all varieties.

     If Landlord elects to retake possession of the Premises without terminating this Lease, it may nonetheless at any subsequent time elect to terminate this Lease and exercise the remedies provided above on termination of the Lease. Nothing done by Landlord or its agents shall be considered an acceptance of any attempted surrender of the Premises unless Landlord specifically so agrees in writing. No re-entry or taking of possession of the Premises by Landlord, nor any reletting of the Premises, shall be considered an election by Landlord to terminate this Lease unless Landlord gives Tenant written notice of termination.

          (h) Whether or not this Lease is terminated by reason of Tenant's Default, Landlord shall be obligated to relet the Premises for such rent and upon such terms as is commercially reasonable.

     20. LANDLORD'S DEFAULT. It shall be an Event of Default by Landlord (herein so called) only if Landlord fails to comply with any provision of this Lease and the failure continues for at least thirty (30) days after written notice from Tenant to Landlord (with a copy to Landlord's mortgagees if Tenant has been notified in writing of the identities and addresses of such mortgagees); provided, however, if any failure by Landlord to comply with this Lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of the control of Landlord, and if substantial corrective actions have commenced within such 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Landlord's noncompliance.

     21. TENANT'S REMEDIES. Except as otherwise provided in this Lease, in the Event of Default by Landlord, Tenant shall be entitled to any remedies available at law or in equity. Notwithstanding anything in this Lease to the contrary, Landlord shall never be liable in the

Event of Default by Landlord, under any promise of indemnity in this Lease, or under any other provision of this Lease for any loss of business or profits of Tenant or other consequential damages or for punitive or special damages of any kind. None of Landlord's officers, employees, agents, directors, shareholders, or partners shall ever have any liability to Tenant under or in connection with this Lease. Tenant agrees to look solely to Landlord's interest in the Property and all commercial real estate holdings of Landlord for the recovery of any judgment against Landlord, and Landlord shall never be personally liable for any judgment.

          (a) In the event that Landlord shall breach any of its duties, obligations or agreements contained in the Lease or otherwise default in the performance of its duties, obligations or agreements contained in the Lease, Tenant shall have the right to exercise all legal and equitable remedies available. Notwithstanding the foregoing, nothing shall limit or restrict any other rights and remedies granted to Tenant, including but not limited to, those set forth below in subparagraph (b).

          (b) Notwithstanding anything to the contrary, if Landlord breaches any of the following agreements and obligations of Landlord set forth below in items (1) through (4) and such breach is not cured within 15 days after written notice thereof from Tenant to Landlord, Tenant shall have the right to cure such breach and in addition to any other remedies, to set-off against all Rent and other amounts from time to time due from Tenant to Landlord (in the order of maturity of such amounts) an amount equal to 100% of the Tenant's actual cost and expense (including, without limitation, court costs and attorneys' fees) of curing such breach. Landlord's 15 day opportunity to cure any breaches shall be extended only (excluding a breach of a monetary nature) wherein: the nature of breach or default is such that it cannot be cured within 15 days despite due diligence; and Landlord commences to cure with due diligence within a reasonable time upon receipt of Tenant's notice and continues to cure in a due diligent manner. Under no circumstances, despite the preceding sentence, shall Landlord be permitted more than 45 days to cure; and where the nature of breach threatens Tenant's occupant's life and safety, Tenant shall be permitted to cure such breach immediately.

          (1)  Landlord's obligation to pay the Tenant Improvement Allowance;
          (2) Landlord's obligation to furnish Tenant with services as set forth herein which renders the Premises untenantable;
          (3)  Landlord's obligation to complete all work per the Workletter.
          (4)  Landlord's indemnification obligation.

     22.  INDEMNIFICATION.

          (a) Tenant shall indemnify and hold Landlord and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys' fees and costs of litigation), or any claim therefor, resulting from: (i) Tenant's noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Tenant or its use and occupancy of the Premises but only to the extent such noncompliance or violation is not caused by act or omission of Landlord or its employees; (ii) the use, generation, storage, treatment, or transportation, or the disposal or other release into the environment, of any Hazardous Material by Tenant or its employees, agents, or contractors or as the result of Tenant's use and occupancy of the Premises but only to the extent such noncompliance or violation is not caused by act or omission of Landlord or its employees; or (iii) injury to persons or loss or damage to property to the extent caused by any negligent or wrongful act or omission of Tenant or its employees, agents, and contractors, but only to the extent the loss or damage would not be covered by property and casualty insurance of the type and amount required to be carried by Landlord pursuant to this Lease (whether or not actually so carried) but only to the extent such noncompliance or violation is not caused by act or omission of Landlord or its employees.

          (b) Landlord shall indemnify and hold Tenant and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governments penalty, cost, or expense (including reasonable attorneys' fees and costs of litigation), or any claim therefor, resulting from: (i) noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Landlord, but only to the extent such noncompliance or violation is not caused by the use or occupancy of the Premises by Tenant or on any other act or omission of Tenant or its employees, agents, or contractors; (ii) the use, generation, storage, treatment, or transportation, or the disposal or other release at, from or to the Property or the Premises, of any Hazardous Material at the Property , but only to the extent not caused by an act or omission of Tenant or its employees, agents, or contractors; or (iii) injury to persons or loss or damage to property (other than trade fixtures or personal property owned by, or in the custody of Tenant) except to the extent caused by any negligent or wrongful act or omission of Tenant or its employees, agents, and contractors.

     23. PROTECTION AGAINST LIENS. Tenant shall do all things necessary to, prevent the filing of any mechanics', materialmen's, or other type of lien or claim against Landlord or the Property by, against, through, or under Tenant or its contractors. If any such lien or claim is filed, Tenant shall either cause the same to be discharged within thirty (30) days after Tenant receives written notice of the filing thereof, or if Tenant in its discretion and in good faith determines that such lien or claim should be contested and if all required consents or approvals of Landlord's mortgagee are obtained, Tenant shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Property during the pendency of such contest. If Tenant fails to discharge such lien or claim within such 20-day period or fails to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien or claim by paying the amount alleged to be due or by giving appropriate security. If Landlord discharges or secures such lien or claim, then Tenant shall reimburse Landlord on written demand for all sums paid and all costs and expenses (including reasonable attorneys' fees and costs of litigation) so incurred by Landlord.

     24. HOLDING OVER. If Tenant remains in possession of any part of the Premises after the expiration of the term of this Lease, whether with or without Landlord's consent, Tenant shall be only a tenant at will, the monthly installments of Minimum Rent payable during such holdover period shall be one hundred twenty-five percent (125%) of the monthly installments of Minimum Rent payable immediately preceding such expiration, and all Additional Rent and other sums payable under this Lease shall continue to be due and payable. The acceptance of any rent or other payments from Tenant with respect to any holdover period shall not serve to extend the term or waive any rights of Landlord, but Landlord may at any time refuse to accept rent or other payments from Tenant, and may re-enter the Premises, evict Tenant and all parties then in occupancy or possession, take possession of the Premises, and if permitted under applicable law, change the locks on the doors of the Premises without making keys to the changed locks available to Tenant. Tenant shall indemnify and hold Landlord harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys' fees and costs of litigation), or any claim therefor, related to Tenant's holding over, including liabilities to any person to whom Landlord may have leased any part of the Premises.

     25. ATTORNEYS' FEES. If an Event of Default by Tenant or an Event of Default by Landlord occurs, the prevailing party shall be entitled to recover reasonable attorneys' fees and any costs of litigation incurred in exercising and enforcing its remedies under this Lease.

     26. WAIVER. The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for an event of default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being or becoming an event of default. No waiver shall be effective unless expressed in writing signed by the waiving party. No waiver shall affect any condition other than the one specified in the waiver and then only for the time and in the manner stated. Landlord's receipt of any rent or other sums with knowledge of noncompliance with this Lease by Tenant shall not be considered a waiver of the noncompliance. No payment by Tenant of a lesser amount than the full amount then due shall be considered to be other than on account of the earliest amount due. No endorsement or statement on any check or any letter accompanying any check or payment shall be considered an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord's right to recover the balance owing and to pursue any other available remedies.

     27. LEASING COMMISSIONS. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with anyone claiming any entitlement to any commission in connection with this leasing transaction. Each of Landlord and Tenant agrees to indemnify and hold the other harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys' fees and costs of litigation), or any claim therefor, for any leasing or other commissions, fees, charges, or payments resulting from or arising out of their respective actions in connection with this Lease. Landlord shall indemnify and hold Tenant harmless against payment of any leasing commission due Broker in connection with this Lease. Landlord represents and warrants that no commission has been included in the rental rate charge to Tenant.

     28. NOTICES. Any notice may be given by (a) depositing written notice in the United States mail, postpaid and certified and addressed to the party at its notification address under this Lease with return receipt requested,
(b) delivering written notice in person or by commercial messenger or overnight private delivery service to the party at its notification address under this Lease, or (c) by facsimile transmission of written notice to the party at its notification address under this Lease. Written notice given in person or by commercial messenger, overnight private delivery, or facsimile transmission in the manner described above shall be effective as of the time of receipt at the destination address as evidenced by a receipt signed by an employee of Tenant, by any confirmation of delivery provided by the messenger or delivery service, or by facsimile confirmation of transmission. The notification addresses of the parties are specified on the signature page(s) of this Lease. Each party shall have the right to change its address by not less then least ten (10) days' prior written notice to the other party.

     29.  MISCELLANEOUS.

          (a) If requested by Landlord, Tenant shall furnish appropriate evidence of the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant. If requested by Tenant, Landlord shall furnish appropriate evidence of the valid existence and good standing of Landlord and the authority of any parties signing this Lease to act for Landlord.

          (b) This document embodies the entire contract between the parties, and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent, and similar documents. All representations, warranties, or agreements of an inducement nature, if any, are merged with, and stated in this document. This Lease may be amended only by a written instrument executed by both Landlord and Tenant.

          (c) The relationship created by this Lease is that of landlord and tenant. Landlord and Tenant are not partners or joint venturers, and neither has any agency powers on behalf of the other. Tenant is not a beneficiary of any other contract or agreement relating to the Property to which Landlord may be a party, and Tenant shall have no right to enforce any such other contract or agreement on behalf of itself, Landlord, or any other party.

          (d) No consent or approval by Landlord shall be effective unless given in writing signed by Landlord or its duly authorized representative. Any consent or approval by Landlord shall extend only to the matter specifically stated in writing.

          (e) Whenever this Lease requires Landlord's consent to or approval of any item, Landlord may condition such consent or approval on payment or reimbursement of all costs and expenses incurred by Landlord.

          (f) The captions appearing in this Lease are included solely for convenience and shall never be given any effect in construing this Lease.

          (g) This Lease is being executed in multiple counterparts, each of which shall be considered an original for all purposes.

          (h) If any provision of this Lease is invalid or unenforceable, the remainder of this Lease shall not be affected. Each separate provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

          (i) This Lease binds not only Landlord and Tenant, but also their respective heirs, personal representatives, successors, and assigns (to the extent assignment is permitted by this Lease).

          (j) This Lease is governed by the laws of the state in which the Property is located.

          (k) All references to "business days" in this Lease shall refer to days that national banks are open for business in the city where the Property is located. Time is of the essence of this Lease.

          (l) All references to "mortgage(s)" in this Lease shall include deeds of trust, deeds to secure debt, other security instruments, and any ground or other lease under which Landlord may hold title to the Property as lessee. All references to "mortgagee(s)" in this Lease shall include trustees, secured parties, ground or other lessors, and other parties holding any lien, security, or other interest in the Property pursuant to any mortgage.

          (m) Any liability or obligation of Landlord or Tenant arising during or accruing with respect to the term of this Lease shall survive the expiration or earlier termination of this Lease, including without limitation, obligations and liabilities relating to (i) the final adjustment of estimated installments of Additional Rent to actual Additional Rent owed,
(ii) the condition of the Premises or the removal of Tenant's property, and
(iii) indemnity and hold harmless provisions of this Lease.

          (n) Tenant agrees not to record this Lease. Tenant may record a memorandum of this Lease in a form approved by Landlord in writing prior to recording provided Tenant pays all taxes, recording fees, or other governmental charges incident to such recording. The memorandum shall not disclose the rent payable under this Lease and shall expressly provide that it shall be of no further force or effect after the last day of the term or on filing by Landlord of an affidavit that this Lease has expired or been terminated. Additionally, Tenant shall not disclose the terms of this Lease to any third party except (i) legal counsel to or independent accountants of Tenant, (ii) any assignee Affiliate or of Tenant's interest in this Lease or sublessee of Tenant, (iii) as required by applicable law or by subpoena or other similar legal process, or (iv) for financial reporting purposes.

          (o) Landlord has delivered a copy of this Lease solely for Tenant's review, and such delivery does not constitute an offer to Tenant or an option reserving the Premises. This Lease shall not be effective until a counterpart executed by both Landlord and Tenant is delivered by Landlord to Tenant.

     30. EXTENSION. By giving notice to Landlord of its intention to extend at least 360 days prior to the appropriate expiration date, Tenant may extend the original term for two consecutive further terms of 5 years each (individually, an "Extended Term"). Each Extended Term shall be upon the same terms and conditions as are contained in this Lease (including an increase of two percent (2%) per annum in the annual Minimum Rent for the second and each succeeding year of each Extended Term), except that (i) the Minimum Rent payable for the first year of each Extended Term shall be the lesser of: (x) ninety-five percent (95%) of the then Current Market Rental Rate, as of the date of commencement of the Extended Term, as determined pursuant to Exhibit I hereto, or (y) the Minimum Rent during the final year of the initial term of the Lease or the first Extended Term, as the case may be; and (ii) Landlord shall provide a tenant improvement allowance equal to the amount which is the product of Ten Dollars ($10.00) multiplied by the ratio of the CPI index (Nashville, Tennessee area) as of the third calendar month immediately preceding the beginning of the 15th year of the lease term to the index as of the third calendar month immediately preceding the Commencement Date multiplied by the number of usable square feet in the Premises.

     31.  ADDITIONAL SPACE.

          (a) Until October 1, 1 999, Tenant may, by giving notice to Landlord, lease the balance of the rentable Square feet of area on the seventh floor of the Building (the "Additional Space"). The lease of the Additional Space shall be upon the same terms and conditions as the lease of the initial Premises, including that the rent for the Additional Space shall be in accordance with the rent schedule set forth in Paragraph 3 of this Lease and the construction allowance shall be as provided in this Lease for the initial space. Tenant shall submit its plans and specifications for the Additional Space within thirty (30) days after it gives notice exercising this option. Promptly after Tenant exercises this option, the parties shall enter into a supplemental agreement to this Lease incorporating the Additional Space as part of the Premises.

          (b) Subject to Tenant's rights to lease the Additional Space set forth in (a) above, and provided that this Lease is then in full force and effect, and further provided that Tenant is not then in default under any of the terms, covenants or conditions in this Lease on Tenant's part to be observed or perform beyond any applicable notice or grace period provided herein, Tenant shall have an on-going right of first offer on any space that becomes available at any time on the sixth and seventh floors of the Building ("Other Space"). In the event Other Space is available in the Building, Landlord shall give Tenant written notice ("Other Space Notice") . During the fifteen (15) day period commencing on the date of Tenant's receipt of the Other Space Notice, Tenant shall have the option (the "Other Space Option") to lease the Other Space from Landlord, upon the terms and conditions set forth in this Lease for the initial Premises (except that the rent and construction allowance shall be at the Current Market Rental Rate per Exhibit I as of the date Landlord provides the Other Space Notice) by giving Landlord notice (the "Lease Exercise Notice") of Tenant's exercise of the Other Space Option. In no event will Landlord be required to provide a construction allowance when the lease term is less than three (3) years. If Tenant elects not to lease the Other Space or fails to give the Exercise Notice to Landlord within such fifteen (15) day period, the Other Space Option shall be deemed revoked, null and void, and of no further force or effect, and Landlord may thereafter proceed with the leasing of the Other Space to any third party, provided that Landlord and such third party execute a lease agreement on such terms within one hundred eighty (180) days thereafter or Tenant's right of first refusal (as set forth hereinabove) shall be reinstated. If Tenant elects to lease the Other Space within such fifteen (15) day period, Landlord and Tenant shall enter into a supplemental agreement to this Lease incorporating the Additional Space as part of the Premises.

     32. SPECIAL PROVISIONS. Any special provisions are attached to this Lease as EXHIBIT G.

     33.  ENERGY STAR BUILDING.  Landlord agrees to use its best efforts to
1) utilize MagneTek products throughout the Building and 2) design, construct and maintain the Building to meet or exceed the standards as established by the United States Environmental Protection Agency as of October 1, 1 998 for an Energy Star Building. Landlord will make reasonable best efforts to include any additional standard established after October 1, 1998. Landlord shall also cooperate with Tenant in the promotion by Tenant of the Building's Energy Star Building status. Such promotion shall include but shall not be limited to the use in MagneTek's promotional and advertising materials of the name MagneTek Building, photographs and video of the Building and interviews with the Landlord and Building staff, architects and engineers. Tenant shall also be allowed to conduct tours of the Building (not to interfere with other tenant's use of their premises) including mechanical rooms at times and in a manner reasonable acceptable to Landlord.

     34. ACCESS BETWEEN FLOORS. Landlord agrees that Tenant shall have free access 24 hours per day, 7 days per week to use the fire stairs in the Building by Tenant's employees to access the various floors of the Premises. Stairwell security can include but shall not be limited to security monitoring cameras panic buttons, security telephones, and adequate security lighting. A computerized cardkey system with readers on each floor shall be provided allowing only authorized persons to enter MagneTek floors from the firestairs. All costs above normal building requirements will be at Tenant's expense.

     35. PURCHASE OPTION. Tenant or Tenant's assignee shall have an option to purchase the Property including the Garage at any time prior to the end of the eighteenth (18th) month following the Commencement Date ("Option Period") by delivery to Landlord of a Notice to Purchase not later than the end of the Fifteenth (15th) month following the Commencement Date under the following terms:

     If said option is exercised as aforesaid, Landlord shall be obligated to sell, and Tenant shall be obligated to purchase the Property including the Parking Garage for a Purchase Price of Forty-Four Million Five Hundred Thousand and NO/100ths Dollars ($44,500,000.00) plus any costs (including prepayment penalties or assumption fees) incurred in paying off any or assuming any existing indebtedness which is a lien on the property and garage.

     The closing date for the purchase of the Premises, pursuant to the exercise of the option, shall be a date to be mutually agreed upon by Landlord and Tenant, but in no event later than 90 days nor less than 30 days after the date of delivery of the Notice of Purchase.

     Tenant shall signify its intent to exercise the option if at all by delivering to Landlord, within the applicable Option Period, its written notice of exercise of such option, accompanied by its certified check in the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00).

     The Option Price for the Property including the Garage hereof shall be paid to Landlord by Tenant in the following manner, to-wit.

          (a) $100,000.00 by application against such Purchase Price of the aforesaid certified check in such sum, accompanying Tenant's written notice of exercise of the option. Such earnest money shall be delivered to an escrow agent which shall be Landlord's title insurance company or other institutional escrow agent appointed by Landlord and reasonably acceptable to Tenant to be held in accordance with the provisions hereof. The escrow agent shall be instructed to invest such funds in investments reasonably acceptable to Landlord and Tenant. Interest shall accrue for the benefit of Tenant.

          (b) The balance of such Purchase Price by wire transfer to Landlord's designated bank account, providing "good funds" on the date of closing.

     Landlord shall, within a reasonable time after receipt of notice of exercise of such option accompanied by said $100,000.00 payment, furnish to Tenant a commitment for an Owner's policy of Title Insurance (current ALTA form) issued by a title insurance company selected by Landlord and reasonably acceptable to Tenant showing title to the Property including the Garage in Landlord's name and subject only to the exceptions described herein, and the standard exceptions to an ALTA Form B policy. Tenant shall pay all costs of issuance of said commitment and any policy issued in connection therewith. Tenant shall be allowed thirty (30) days to make such title insurable. Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten
     (10) days after written notice to Tenant, Tenant shall perform its obligations in accordance with the terms, covenants and conditions of this Paragraph.

     If said title is not insurable and is not made so within thirty (30) days from the date of written objection thereto, as above provided, any agreement of purchase resulting from the exercise of such option shall, at the written election of Tenant, shall be null and void. In such event Landlord and Tenant shall instruct the escrow agent to return the earnest money to Tenant along with accrued interest and neither party shall be liable for damage under such resulting purchase agreement to the other party. Tenant shall exercise its election by declaring such resulting purchase agreement null and void by delivering to Landlord a written notice to such effect within twenty (20) days after the expiration of the aforesaid thirty (30) day period. In the event Tenant fails to deliver to Landlord, in writing, the aforesaid election to declare the resulting purchase agreement null and void within the period of time above set forth, Tenant shall proceed to close subject to the then existing title conditions.

     Subject to the performance by Tenant, Landlord agrees to execute and deliver a Special Deed conveying title to the Property including the Garage to Tenant or Tenant's nominee, subject only to the following exceptions:

          (a) Building, zoning and subdivision laws, ordinances and State and Federal regulations;

          (b) Easements, encumbrances, restrictions and other matters (i) set forth in Exhibit "A" attached hereto, or (ii) to which Tenant may have consented;

          (c) Real Estate Taxes and annual installment of special assessments payable subsequent to closing. An estimated proration shall be made as of closing and an appropriate readjustment made when final tax bills are available;

          (d) Matters created or caused by Tenant (not required to be removed by Landlord);

          (e) Such other reasonable easements and restrictions as may be requested by utilities or governmental authorities provided same do not materially adversely affect the Property including the Garage;

          (f) Such other easements, restrictions or encumbrances as may have been consented to by Tenant;

          (g)  Any mortgage assumed by Tenant.

          (h)  right of any sublessee or Lessee of the garage.

          (i) rights of other tenants in the building including any sublessees.

     Tenant shall be required to assume any obligation of Landlord (as owner of the Property including the Garage) under such foregoing "exceptions" listed in (a) through (i) above.

     Assumption of any mortgage indebtedness shall be at the election of Tenant. If Tenant elects to pay all cash at closing, the Landlord shall satisfy all such mortgagee and convey the Premises to Tenant free and clear of all such mortgage indebtedness.

     Tenant's rights under Paragraph 35 shall be subject and subordinate to the lien of any mortgage (and collateral mortgage documents) on the Property including the Garage, so long as no such mortgage would preclude Tenant's purchase of the Premises as provided herein.

     Landlord's obligations to complete the Property including the Garage in the manner provided for in this Lease and Landlord's guarantee relative to said Property including the Garage shall survive closing and shall not be merged into any deed.

     36. RIGHT OF FIRST REFUSAL TO PURCHASE. The Landlord may not sell, exchange or otherwise dispose of all or substantially all of the Property including the Garage without first offering, in writing (the "Offer Notice") the Property including the Garage to the Tenant upon the same terms and conditions, including manner and time of payment, as set forth in a bona fide contract to purchase offer (the "Purchase Offer") made by a financially competent offeror. A copy of the complete Purchase Offer must accompany the Offer Notice given to the Tenant. The Tenant has ten (10) days after receipt of the Offer Notice in which to notify the Landlord of the acceptance by the Tenant of the Offer Notice.

     IN WITNESS WHEREOF, the parties have caused this Lease to be executed pursuant to authority duly given as of the day and year first above written.

TENANT:                                 LANDLORD:

MAGNETEK, INC.                          COLLEGE ST., LLC
a                      corporation      a Tennessee limited liability
  --------------------                  corporation

By:  David P. Reiland                   By:  Robert C. Mathews, Jr.
Signature:                              Signature:
          ---------------------------             ---------------------------
Title:    Chief Financial Officer       Title:  Chief Manager
           [SEAL]                                  [SEAL]


Witnesses to Tenant:                    Witnesses to Landlord:


-------------------------------------   -------------------------------------
Printed Name:                           Printed Name:
             ------------------------                ------------------------

-------------------------------------   -------------------------------------
Printed Name:                           Printed Name:
             ------------------------                ------------------------

Tenant's Notification Address:          Landlord's Notification Address:

MagneTek, Inc.                          College St., LLC
Attn:  Dennis L. Hatfield               Attn:  Robert C. Mathews, III
26 Century Blvd.                        300 Broadway
Nashville, Tennessee  37214             Nashville, Tennessee  37201
Facsimile:  (615) 316-5178              Facsimile:
                                                   --------------------------

                                        Copy to:

                                        c/o Mathews Management
                                        300 Broadway
                                        Nashville, Tennessee  37201
                                        Attn:  Dede Scott


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